Exhibit 99.1

Chico's FAS, Inc. Declares Cash Dividend of $0.0875 Per Share

Fort Myers, FL - June 28, 2019 - Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors declared a quarterly cash dividend of $0.0875 per share of its common stock, a 3.0% increase over the dividend rate from September 2018. The dividend is payable on September 30, 2019 to Chico’s FAS shareholders of record at the close of business on September 16, 2019.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House Black Market, Soma and TellTaleTM, a digital-first intimates brand, is a leading omnichannel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of May 4, 2019, the Company operated 1,410 stores in the U.S. and Canada and sold merchandise through 84 international franchise locations in Mexico and 1 domestic franchise airport store. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third party channels. For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200